Exhibit 10.40

Memory Pharmaceuticals Corp. 100 Philips Parkway Montvale, New Jersey 07645 Phone: (201) 802-7104 Fax: (201) 802-7190 www.memorypharma.com	James R. Sulat President & CEO

February 6, 2007

Mr. Michael Smith

Vice President, Business Development

Memory Pharmaceuticals Corp.

100 Phillips Parkway

Montvale, NJ 07645

RE:	Amendment to Offer Letter

Dear Mike:

This letter amends the offer letter previously provided to you by Memory Pharmaceuticals Corp. (the “Company”), dated May 3, 2006 (the “Offer Letter”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Letter (as defined below).

The following amendments to the Offer Letter shall be effective as of the date executed by you and the Company.

1.	The following paragraph shall replace and supersede, in its entirety, paragraph 3(f) of the Offer Letter:

(f)	Upon termination of your employment for any reason, the Company will pay you within two (2) weeks of such termination, your current base salary earned through the termination date, plus accrued and unused vacation, if any, and other benefits or payments, if any, to which you are entitled, less applicable deductions.

In the event your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), then for the twelve (12) month period after such termination, the Company will continue to pay you your semi-monthly rate in effect at the time of termination, less applicable deductions. In addition, the Company will provide and pay the Company’s portion of your group health insurance during such twelve (12) month period, which shall count towards the applicable benefit continuation period required by applicable law. Thereafter, your continued benefits during the remainder of the continuation period shall be paid at your own expense. Notwithstanding the foregoing, the Company’s payments for your group health insurance will terminate when you have obtained such coverage through an alternate source before the end of the twelve (12) month period following your termination and you are required to notify the Company within seven (7) days of obtaining such alternate coverage. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two (2) weeks following such reconciliation period.

If within three (3) months prior to, or within eighteen (18) months after, the occurrence of a Change of Control (as defined below), your employment is either terminated by the Company without Cause or you terminate your employment with the Company for Good Reason, your unvested stock options will become fully vested.

The Company will not be obligated to continue any payments to you or accelerate vesting of your stock options under this paragraph 3(f) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment for any reason (with or without Cause or for Good Reason), you will continue to be bound by the provisions of the Confidentiality Agreement.

All payments and benefits provided pursuant to this paragraph 3(f) shall be conditioned upon your execution and non-revocation of a general release substantially in the form of Exhibit A attached to this letter agreement at the time of termination. Your refusal to execute a general release shall constitute a waiver by you of any and all benefits referenced in this paragraph 3(f). The Company will not be obligated to continue any such payments to you under this paragraph 3(f) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement.

Except as specifically set forth herein, all other terms and conditions of the Offer Letter shall remain in full force and effect. On and after the date hereof, each reference in this letter agreement or the Offer Letter to the “letter” shall mean the Offer Letter as amended hereby.

Please sign below if you agree and accept the foregoing terms.

Sincerely,

Memory Pharmaceuticals Corp.

By:	/s/ James R. Sulat
Name:	James R. Sulat
President & CEO

I have read and agree to the terms and conditions contained herein:

/s/ Michael Smith	2/9/07
Michael Smith	Date